Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FOURTH QUARTER AND FISCAL 2019 RESULTS

NEW YORK, N.Y., August 20, 2019—The Madison Square Garden Company (NYSE: MSG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2019.

For fiscal 2019, the Company generated revenues of approximately $1.6 billion, which represents an increase of 5% as compared to the prior year, due to growth at both the MSG Entertainment and MSG Sports segments. In addition, the Company generated an operating loss of $13.9 million, as compared to operating income of $23.1 million in fiscal 2018, and adjusted operating income of $169.8 million, a decrease of $28.2 million as compared to fiscal 2018.(1)(2) This was primarily due to increased expenses in Corporate and Other, which reflects higher professional fees including costs related to the proposed spin-off of the Company’s sports business, and higher employee compensation mainly as a result of the Company’s ongoing investment in personnel as it moves forward with its growth plans.

For the fiscal 2019 fourth quarter on a reported basis, the Company generated revenues of $263.6 million, a decrease of 17% as compared with the prior year quarter. In addition, the Company generated an operating loss of $79.9 million as compared to an operating loss of $44.2 million in the prior year quarter and adjusted operating loss of $34.9 million, as compared to an adjusted operating loss of $1.3 million in the prior year quarter.

Excluding the impact of ASC Topic 606, fiscal 2019 fourth quarter revenues would have been $326.2 million, an increase of 3% as compared with the prior year period.(3) In addition, operating loss would have decreased by $2.9 million to a loss of $41.3 million and adjusted operating income would have increased by $5.0 million to $3.7 million, both as compared to the prior year period.(4) For comparative purposes, please note that net provisions for certain team personnel transactions decreased by $21.5 million in the fiscal 2019 fourth quarter, as compared with the prior year quarter.

Executive Chairman and CEO James L. Dolan said, “Ongoing demand for our sports and entertainment assets helped drive a number of operational highlights in fiscal 2019, including continued growth in bookings, productions, suites, marketing partnerships and media rights. Looking ahead, we remain confident in the strength of our core businesses and expect fiscal 2020 to be an important year as we work to complete the proposed sports spin-off and begin to usher in the company’s next chapter, with MSG Sphere in Las Vegas starting to take shape.”

Results from Operations

Segment results for the quarters ended June 30, 2019 and 2018 are as follows:

	Revenues			Operating Income (Loss)			Adjusted Operating Income (Loss)
$ millions	F’Q4 2019	F’Q4 2018	% Change	F’Q4 2019	F’Q4 2018	% Change	F’Q4 2019	F’Q4 2018	% Change
MSG Entertainment	$174.0	$185.6	(6)%	$(7.2)	$—	NM	$1.1	$8.1	(87)%
MSG Sports	90.0	132.5	(32)%	(11.6)	5.2	NM	(5.7)	10.8	NM
Corporate and Other (5)	(0.4)	(0.2)	NM	(55.6)	(43.8)	(27)%	(30.3)	(20.2)	(50)%
Purchase Accounting Adjustments	—	—	NM	(5.4)	(5.5)	3%	—	—	NM

Total Company	$263.6	$318.0	(17)%	$(79.9)	$(44.2)	(81)%	$(34.9)	$(1.3)	NM

Note: Does not foot due to rounding

(1)	See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

(2)	The Company records TAO Group’s operating income results in its consolidated statements of operations on a three-month lag basis.

(3)

Effective July 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606), the new accounting standard for revenue recognition. The most significant impact of ASC Topic 606 in fiscal 2019 is a change in the timing of when certain Company revenue streams and professional sports team-related fulfillment expenses are recognized during the fiscal year.

(4)	See pages 8-9 of this earnings release for a reconciliation of adjusted operating income (loss) to adjusted operating income (loss) excluding the impact of ASC Topic 606.

(5)

Corporate and Other primarily consists of i) unallocated corporate general and administrative costs, including professional fees for initiatives such as the Company’s proposed spin-off of its Sports business; ii) unallocated venue-related depreciation and amortization expense; iii) MSG Sphere technology and content development; and iv) inter-segment eliminations.

MSG Entertainment

For the fiscal 2019 fourth quarter as compared to the prior year period, MSG Entertainment revenues of $174.0 million decreased 6%. The decrease was primarily due to lower event-related revenues at the Company’s venues and, to a lesser extent, lower event-related revenues for the Boston Calling festival, the impact of ASC Topic 606 on suite license fees and the wind-down of Obscura Digital’s third-party business. This was partially offset by higher TAO Group revenues and sponsorship and signage revenues.

Fiscal 2019 fourth quarter operating loss of $7.2 million increased by $7.2 million and adjusted operating income of $1.1 million decreased by $7.1 million. This primarily reflects the decrease in revenues, partially offset by lower direct operating expenses.

The decrease in direct operating expenses was primarily due to lower event-related expenses at the Company’s venues and, to a lesser extent, lower venue operating costs and lower expenses for Obscura Digital and the Boston Calling festival. This was partially offset by higher TAO Group expenses.

Excluding the impact of ASC Topic 606, fiscal 2019 fourth quarter MSG Entertainment revenues would have been $180.9 million, a decrease of 3% as compared to the prior year period. In addition, fiscal 2019 fourth quarter operating loss would have increased by $4.7 million to a loss of $4.7 million and adjusted operating income would have decreased by $4.6 million to $3.6 million, both as compared to the prior year period.

MSG Sports

For the fiscal 2019 fourth quarter as compared to the prior year period, MSG Sports revenues of $90.0 million decreased 32%. The decrease in revenues was primarily due to the impact of ASC Topic 606, which significantly impacted professional sports teams’ regular-season ticket-related revenue, local media rights fees from MSG Networks Inc., suite license fees, league distributions and sponsorship and signage revenues. The overall decrease in these revenue lines was partially offset by higher event-related revenues from other live sporting events.

Fiscal 2019 fourth quarter operating income decreased by $16.9 million to a loss of $11.6 million and adjusted operating income decreased by $16.5 million to a loss of $5.7 million. This primarily reflects the decrease in revenues, partially offset by lower direct operating expenses.

The decrease in direct operating expenses was primarily due to lower net provisions for certain team personnel transactions and lower team personnel compensation costs, partially offset by higher event-related expenses from other live sporting events.

Excluding the impact of ASC Topic 606, fiscal 2019 fourth quarter MSG Sports revenues would have been $145.7 million, an increase of 10% as compared to the prior year period. In addition, fiscal 2019 fourth quarter operating income would have been $24.4 million, an increase of $19.2 million, and adjusted operating income would have been $30.4 million, an increase of $19.6 million, both as compared to the prior year period.

Corporate and Other

For the fiscal 2019 fourth quarter, Corporate and Other operating loss of $55.6 million increased by $11.8 million and adjusted operating loss of $30.3 million increased by $10.1 million, primarily due to higher selling, general and administrative expenses, mainly as a result of higher professional fees and employee compensation and related benefits.

MSG Sphere in Las Vegas

The Company has made significant progress on MSG Sphere at The Venetian, its state-of-the-art entertainment venue currently under construction in Las Vegas.

MSG views both innovative design and cost management as key imperatives to the construction process. While it is always difficult to provide a definitive construction cost estimate for large-scale construction projects, it is particularly challenging for one as unique as MSG Sphere. In May, the Company’s Board of Directors approved a preliminary cost estimate of $1.2 billion based upon schematic designs for purposes of developing the Company’s budget and financial projections. MSG expects the estimation process for MSG Sphere construction costs will be dynamic as the project moves forward. The actual construction costs for MSG Sphere in Las Vegas incurred through June 30, 2019 were approximately $109 million.

In June, MSG announced that it engaged AECOM - a leading builder known for creating bold, innovative projects - as its general contractor. MSG made the strategic decision to enter into a “cost plus” construction contract with AECOM. While this type of contract adds to the complexity of the cost estimation process, MSG believes its “cost plus” construction contract with AECOM will help its efforts to maximize the quality of work, while permitting it to play a more vigilant role in managing the project’s costs, including full transparency into the selection of, negotiations with, and labor and materials utilized by subcontractors.

In order to further drive cost control, under the terms of the construction contract, AECOM will receive lower fees if the “hard” construction costs come in greater than an “incentive benchmark” agreed upon by the Company and AECOM. The process of setting the incentive benchmark began in July when AECOM provided the Company with its proposal, representing its estimate of the hard construction costs of the project. AECOM’s initial benchmark proposal, together with the costs of additional core technology and estimated soft costs, results in a project cost estimate that is approximately $1.7 billion. MSG believes this cost estimate is too high and is now in the contractual process of reviewing, testing and challenging the elements of AECOM’s estimates and assumptions. MSG is also value engineering aspects of the project to further reduce costs. MSG intends to do this in a granular fashion using, among other resources, its outside project manager. MSG believes it will be successful in achieving significant cost reductions through this process, while noting that there are no assurances that it will reach an agreement on the incentive benchmark.

The above cost estimates for the MSG Sphere in Las Vegas have been reduced to reflect the $75 million that the Las Vegas Sands Corp. has agreed to pay the Company to defray the construction costs of a pedestrian bridge that will link the venue to the Sands Expo Convention Center. The estimates and costs also do not contain significant capitalized and non-capitalized costs for items such as content creation, internal labor costs, and furniture and equipment. As with any major construction project, the construction of MSG Spheres is subject to potential unexpected delays, costs or other complications. MSG’s goal is to open MSG Sphere in Las Vegas in calendar year 2021.

About The Madison Square Garden Company

The Madison Square Garden Company (MSG) is a world leader in live sports and entertainment experiences. The company presents or hosts a broad array of premier events in its diverse collection of iconic venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; the Forum in Inglewood, CA; and The Chicago Theatre. Other MSG properties include legendary sports franchises: the New York Knicks (NBA) and the New York Rangers (NHL); two development league teams—the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a leading North American esports organization, and Knicks Gaming, MSG’s NBA 2K League franchise. In addition, the Company features the popular original production—the Christmas Spectacular Starring the Radio City Rockettes—and through Boston Calling Events, produces New England’s preeminent Boston Calling Music Festival. Also under the MSG umbrella is TAO Group, a world-class hospitality group with globally-recognized entertainment dining and nightlife brands: Tao, Marquee, Lavo, Avenue, Beauty & Essex and Vandal. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits, 4) gains or losses on sales or dispositions of businesses and 5) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the settlement of an obligation that is not expected to be made in cash. Effective July 1, 2018, we adopted ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606), the new accounting standard for revenue recognition. The most significant impact of ASC Topic 606 in fiscal year 2019 is a change in the timing of when certain Company revenue streams and professional sports team-related fulfillment expenses are recognized during the fiscal year. During fiscal year 2019, while we are presenting transition disclosures related to ASC Topic 606, we also present adjusted operating income (loss) excluding the impact of ASC Topic 606.

We believe adjusted operating income (loss) including and excluding the impact of ASC Topic 606 are appropriate measures for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators, including, during fiscal year 2019, evaluating management’s performance with reference to adjusted operating income (loss) excluding the impact of ASC Topic 606. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release. For a reconciliation of adjusted operating income (loss) to adjusted operating income (loss) excluding the impact of ASC Topic 606, please see pages 7 and 8 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns EVP and Chief Communications Officer The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Senior Vice President, Investor Relations & Treasury The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 8:30 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 2397192

Conference call replay number is 855-859-2056 / Conference ID Number 2397192 until August 27, 2019

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
Revenues	$263,556	$317,957	$1,631,068	$1,559,095
Direct operating expenses	175,567	208,836	997,077	944,276
Selling, general and administrative expenses	137,467	122,342	528,672	469,276
Depreciation and amortization	30,401	30,967	119,193	122,486

Operating income (loss)	(79,879)	(44,188)	(13,874)	23,057
Other income (expense):
Earnings (loss) in equity method investments	(10,069)	(9,209)	7,062	(7,770)
Interest income	8,144	6,594	30,205	21,582
Interest expense	(6,796)	(3,941)	(20,410)	(15,415)
Miscellaneous expense	(1,857)	(1,200)	(4,752)	(3,878)

Income (loss) from operations before income taxes	(90,457)	(51,944)	(1,769)	17,576
Income tax benefit (expense)	11,257	1,454	(1,348)	116,872

Net income (loss)	(79,200)	(50,490)	(3,117)	134,448
Less: Net loss attributable to redeemable noncontrolling interests	(3,637)	(1,150)	(7,299)	(628)
Less: Net loss attributable to nonredeemable noncontrolling interests	(2,332)	(3,287)	(7,245)	(6,518)

Net income (loss) attributable to The Madison Square Garden Company’s stockholders	$(73,231)	$(46,053)	$11,427	$141,594

Basic earnings (loss) per common share attributable to The Madison Square Garden Company’s stockholders	$(3.08)	$(1.94)	$0.48	$5.99
Diluted earnings (loss) per common share attributable to The Madison Square Garden Company’s stockholders	$(3.08)	$(1.94)	$0.48	$5.94
Basic weighted-average number of common shares outstanding	23,793	23,686	23,767	23,639
Diluted weighted-average number of common shares outstanding	23,793	23,686	23,900	23,846

THE MADISON SQUARE GARDEN COMPANY

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•

Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to business acquisitions, primarily favorable / unfavorable lease agreements of the acquiree.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
Operating income (loss)	$(79,879)	$(44,188)	$(13,874)	$23,057
Share-based compensation	13,490	10,671	59,474	47,563
Depreciation and amortization (1)	30,401	30,967	119,193	122,486
Other purchase accounting adjustments	1,098	1,222	4,965	4,858

Adjusted operating income (loss)	$(34,890)	$(1,328)	$169,758	$197,964

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended June 30,		% Change
	2019	2018
MSG Entertainment	$174,011	$185,643	(6)%
MSG Sports	89,957	132,485	(32)%
Inter-segment elimination	(412)	(171)	NM

Total Madison Square Garden Company	$263,556	$317,957	(17)%

	Twelve Months Ended June 30,		% Change
	2019	2018
MSG Entertainment	$819,930	$780,726	5%
MSG Sports	812,746	778,653	4%
Inter-segment elimination	(1,608)	(284)	NM

Total Madison Square Garden Company	$1,631,068	$1,559,095	5%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING INCOME (LOSS)

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Three Months Ended June 30,			Three Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
MSG Entertainment	$(7,215)	$(48)	NM	$1,068	$8,125	(87)%
MSG Sports	(11,648)	5,214	NM	(5,679)	10,775	NM
Corporate and Other	(55,628)	(43,810)	(27)%	(30,279)	(20,228)	(50)%
Purchase accounting adjustments	(5,388)	(5,544)	3%	—	—	NM

Total Madison Square Garden Company	$(79,879)	$(44,188)	(81)%	$(34,890)	$(1,328)	NM

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Twelve Months Ended June 30,			Twelve Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
MSG Entertainment	$86,092	$87,337	(1)%	$118,348	$118,352	—%
MSG Sports	122,521	129,101	(5)%	146,672	152,080	(4)%
Corporate and Other	(199,991)	(170,389)	(17)%	(95,262)	(72,468)	(31)%
Purchase accounting adjustments	(22,496)	(22,992)	2%	—	—	NM

Total Madison Square Garden Company	$(13,874)	$23,057	NM	$169,758	$197,964	(14)%

THE MADISON SQUARE GARDEN COMPANY

IMPACT FROM ADOPTION OF ASC TOPIC 606

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018, As Reported
	As Reported under ASC Topic 606	Impact from the adoption of ASC Topic 606	Amounts without adoption of ASC Topic 606
MSG Entertainment:
Revenues	$174,011	$6,924	$180,935	$185,643

Operating loss	(7,215)	2,482	(4,733)	(48)
Share-based compensation	3,263	—	3,263	2,867
Depreciation and amortization	5,020	—	5,020	5,306

Adjusted operating income	$1,068	$2,482	$3,550	$8,125

MSG Sports:
Revenues	$89,957	$55,695	$145,652	$132,485

Operating income (loss)	(11,648)	36,080	24,432	5,214
Share-based compensation	4,016	—	4,016	3,624
Depreciation and amortization	1,953	—	1,953	1,937

Adjusted operating income (loss)	$(5,679)	$36,080	$30,401	$10,775

The Madison Square Garden Company Total:
Revenues	$263,556	$62,619	$326,175	$317,957

Operating loss	(79,879)	38,562	(41,317)	(44,188)
Share-based compensation	13,490	—	13,490	10,671
Depreciation and amortization	30,401	—	30,401	30,967
Other purchase accounting adjustments	1,098	—	1,098	1,222

Adjusted operating income (loss)	$(34,890)	$38,562	$3,672	$(1,328)

THE MADISON SQUARE GARDEN COMPANY

IMPACT FROM ADOPTION OF ASC TOPIC 606 (Continued)

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended June 30, 2019			Twelve Months Ended June 30, 2018, As Reported
	As Reported under ASC Topic 606	Impact from the adoption of ASC Topic 606	Amounts without adoption of ASC Topic 606
MSG Entertainment:
Revenues	$819,930	$24,347	$844,277	$780,726

Operating income	86,092	(198)	85,894	87,337
Share-based compensation	14,086	—	14,086	12,500
Depreciation and amortization	18,170	—	18,170	18,515

Adjusted operating income	$118,348	$(198)	$118,150	$118,352

MSG Sports:
Revenues	$812,746	$(1,351)	$811,395	$778,653

Operating income	122,521	(3,045)	119,476	129,101
Share-based compensation	16,373	—	16,373	15,498
Depreciation and amortization	7,778	—	7,778	7,481

Adjusted operating income	$146,672	$(3,045)	$143,627	$152,080

The Madison Square Garden Company Total:
Revenues	$1,631,068	$22,996	$1,654,064	$1,559,095

Operating loss (income)	(13,874)	(3,243)	(17,117)	23,057
Share-based compensation	59,474	—	59,474	47,563
Depreciation and amortization	119,193	—	119,193	122,486
Other purchase accounting adjustments	4,965	—	4,965	4,858

Adjusted operating income	$169,758	$(3,243)	$166,515	$197,964

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2019	June 30, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$1,086,372	$1,225,638
Restricted cash	31,529	30,982
Short-term investments	108,416	—
Accounts receivable, net	96,856	100,725
Net related party receivables	1,483	567
Prepaid expenses	45,150	28,761
Other current assets	43,303	28,996

Total current assets	1,413,109	1,415,669

Investments and loans to nonconsolidated affiliates	84,560	209,951
Property and equipment, net	1,380,392	1,253,671
Amortizable intangible assets, net	220,706	243,806
Indefinite-lived intangible assets	176,485	175,985
Goodwill	392,513	392,513
Other assets	95,786	44,578

Total assets	$3,763,551	$3,736,173

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$25,009	$28,939
Net related party payables	19,048	13,675
Current portion of long-term debt, net of deferred financing costs	6,042	4,365
Accrued liabilities:
Employee related costs	137,660	123,992
Other accrued liabilities	211,403	180,272
Collections due to promoters	67,212	89,513
Deferred revenue	293,410	324,749

Total current liabilities	759,784	765,505
Related party payables, noncurrent	172	—
Long-term debt, net of deferred financing costs	48,556	101,335
Defined benefit and other postretirement obligations	41,318	49,240
Other employee related costs	62,015	53,501
Deferred tax liabilities, net	79,098	78,968
Other liabilities	66,221	56,905

Total liabilities	1,057,164	1,105,454

Commitments and contingencies
Redeemable noncontrolling interests	67,627	76,684
The Madison Square Garden Company Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,229 and 19,136 shares outstanding as of June 30, 2019 and 2018, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of June 30, 2019 and 2018	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of June 30, 2019 and 2018	—	—
Additional paid-in capital	2,845,961	2,817,873
Treasury stock, at cost, 1,219 and 1,312 shares as of June 30, 2019 and 2018, respectively	(207,790)	(223,662)
Retained earnings (accumulated deficit)	29,003	(11,059)
Accumulated other comprehensive loss	(46,923)	(46,918)

Total The Madison Square Garden Company stockholders’ equity	2,620,500	2,536,483
Nonredeemable noncontrolling interests	18,260	17,552

Total equity	2,638,760	2,554,035

Total liabilities, redeemable noncontrolling interests and equity	$3,763,551	$3,736,173

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended June 30,
	2019	2018
Net cash provided by operating activities	$161,253	$217,629
Net cash used in investing activities	(232,895)	(182,357)
Net cash used in financing activities	(71,746)	(51,097)
Effect of exchange rates on cash, cash equivalents and restricted cash	4,669	331

Net decrease in cash, cash equivalents and restricted cash	(138,719)	(15,494)
Cash, cash equivalents and restricted cash at beginning of period	1,256,620	1,272,114

Cash, cash equivalents and restricted cash at end of period	$1,117,901	$1,256,620